Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc:

We consent to the use of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2020 refers to a change in method of accounting for leases effective January 1, 2019 due to the adoption of the Accounting Standards Update, Leases (Topic 842).

Our report dated March 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the Company acquired certain assets from Vesta Intermediate Funding, Inc. (Vesta) during 2019 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Vesta’s internal control over financial reporting associated with total assets of $21.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Vesta.

Additionally, our report on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Sientra, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weakness has been identified:

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The control environment was ineffective in holding individuals accountable for the operation of their internal control responsibilities. This control failure prevented the effective operation of controls over goodwill and intangible asset impairment, including the underlying financial data, calculations and assumptions supporting the forecasted financial information utilized to measure the fair value of the reporting unit, intangible assets, and the associated impairment charges.

/s/ KPMG LLP

Los Angeles, California

April 10, 2020